Exhibit 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc.

Tribute Pharmaceuticals Receives 4th Uracyst® Patent in United States

MILTON, ONTARIO — September 25, 2014 -- MILTON, ONTARIO- (Marketwire) - Tribute Pharmaceuticals Canada Inc. (OTCQX: TBUFF) (TSX Venture: TRX) ("Tribute" or the "Company"),  today announced that it has received an additional patent from the U.S. Patent and Trademark Office (USPTO) for intellectual property that is central to one of the Company’s lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%, which is used in the treatment of interstitial cystitis / bladder pain syndrome ("IC/BPS")).

Tribute’s fourth Uracyst® patent issued was issued as United States Patent No. 8,778,908 and is entitled “Cystitis Treatment with High Dose Chondroitin Sulfate.” This patent relates to the treatment of IC/BPS by instillation of a unit dose of chondroitin sulfate that is at least 350 mg or more, most preferably 400 mg, of chondroitin sulphate and 20 mL of an aqueous buffer.  Unlike the earlier patents which covered how Uracyst® is used, this patent covers the product itself.  This patent provides market exclusivity through to 2024.

Rob Harris, Tribute's President and Chief Executive Officer, commented, “This fourth patent further expands the scope of Tribute’s exclusive rights in the United States for Uracyst®, and further validates the innovative nature of Tribute’s approach to the treatment of IC/BPS.” Mr. Harris further stated, “The Company has currently accelerated plans to maximize the value of this unique product in the U.S. market especially when considering other recent M&A transactions in this market.”

About Uracyst®

According to published literature, up to 70% of IC patients have defects in their bladder glycosaminoglycan layers.  The glycosaminoglycan ("GAG") layer is a mucosal lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence.  When the GAG layer is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/BPS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patient’s quality of life.

The instillation of chondroitin sulfate (ChS), one of the main components of the GAG layer that is reduced in IC, restores the barrier function.  Uracyst® 2% 400 mg was developed to specifically replenish this GAG defect in IC/BPS patients.

Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function.  Instilled fluid volume of 20 mL Uracyst® (400 mg) also allows patients to retain the treatment in the bladder for a longer period of time, enabling a better uptake of the delivered dosage and a faster onset of symptomatic relief.  Uracyst® is also one of the most cost effective treatments for these patients.  Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/BPS.  Uracyst® is sold extensively throughout Canada, Europe and parts of Asia but has not been approved for marketing in the U.S.

About Tribute Pharmaceuticals Canada Inc.

Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%) and Collatamp G® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of Allergic Rhinitis and Chronic Idiopathic Urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval.

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in applicable securities laws, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Such forward-looking statements include, without limitation, statements with respect to maximization of the value of Uracyst® in the U.S. market. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Readers should not place undue reliance on forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Bezalip® SR and Soriatane® are registered trademarks and under license from Actavis Group PTC ehf. Cambia® is a registered trademark and under license from Depomed, Inc. Collatamp® G is a registered trademark and under license EUSA Pharma (Europe) Limited.

For further information on Tribute visit the Company's website: http://www.tributepharma.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

Scott Langille, CFO
Tribute Pharmaceuticals Canada Inc.
905-876-3166
scott.langille@tributepharma.com

Kevin Fickle
Nuwa Group LLC, President
(925) 330-8315
kevin@nuwagroup.com